Centrue Financial Corporation Announces Second Quarter 2009 Results

ST. LOUIS, MO -- (Marketwire - August 10, 2009) - Centrue Financial Corporation (the "Company" or "Centrue") (NASDAQ: TRUE), parent company of Centrue Bank, reported a second quarter 2009 net loss of $16.2 million, or $(2.77) per common diluted share, compared to net income of $2.7 million, or $0.44 per common diluted share, for the same period in 2008. For the first half of 2009, Centrue reported a net loss of $15.2 million, or $(2.66) per common diluted share, compared with net income of $5.2 million, or $0.83 per common diluted share, for the same period in 2008.

The results for the second quarter 2009 were adversely impacted by a $13.1 million provision for loan losses largely related to asset quality deterioration in the Company's land development, construction and commercial real estate portfolios and a non-cash charge of $8.5 million for impairment of goodwill in accordance with Statement of Financial Accounting Standards 142 "Goodwill and Other Intangible Assets." Also contributing to the loss was a $4.7 million non-cash impairment charge related to securities largely reflective of continued deterioration of general economic conditions and extraordinary volatility in the securities markets. Excluding the one-time non-cash goodwill impairment charge, the second quarter 2009 net loss equaled $8.5 million, or $(1.48) per common diluted share.

"We continue to proactively work through an increasingly more challenging credit cycle," remarked President & CEO Thomas A. Daiber. "In order to further enhance identification, monitoring and resolution of problem credits, we hired two experienced commercial lenders during the quarter who bring considerable additional strength to our credit team. Despite our best efforts, however, nonperforming loans increased significantly from year-end as more of our borrowers were unable to meet their credit obligations in light of the still struggling economy. Consequently, we recognized loan loss provisions resulting in an increase in our allowance for possible loan losses to 2.82% of total loans. Nonperforming loans remain concentrated primarily in land development, construction, and commercial real estate, which are areas stressed with persistent downward pressure on valuations. Substantially increasing provision levels, while continuing to work with our borrowers, will help to mitigate exposure during this difficult economic period."

Commenting on the Company's goodwill write-off, Daiber went on to say, "After carefully considering numerous factors, including a valuation by an independent third party, unprecedented weakness in the financial markets, trading of the Company's common stock at a discount to tangible book value resulting in declining market capitalization, and similar action taken by other bank holding companies, we concluded that the goodwill impairment charge is a prudent course of action to take in this uncertain economic environment. While this non-cash accounting charge impacts reported earnings, it has no effect on the operation of our business, service to our customers, our strong liquidity position, cash flows, or regulatory capital ratios.

"The challenging economic and operating environment calls for difficult decisions and a specific action plan that puts Centrue on a solid foundation for the future. The Company's Board of Directors has determined it will suspend the cash dividends on common stock, defer cash dividends on preferred stocks, and defer interest payments on our trust preferred subordinated debentures. Though the Company has sufficient capital and liquidity to pay dividends on common stock, this action will allow further preservation of already strong capital and liquidity levels. By prudently managing our balance sheet, focusing on our core banking businesses and continuing to provide exceptional service to our customers, we will be in a stronger position to realize our long-term growth potential and build franchise value."

Second Quarter Results:

--  Capital ratios remain strong. Total risk-based capital ratio was
    14.29%; tier 1 risk-based capital ratio was 12.11%; and tangible common equity to tangible assets was 5.75%.
--  Nonperforming loans increased to 7.10% of total loans as compared to
    1.57% at March 31, 2009, 1.03% at December 31, 2008 and 1.97% at June 30,
    2008. Accordingly, the allowance for loan loss increased to 2.82% of total loans as compared to 1.62% at March 31, 2009, 1.50% at December 31, 2008
    and 1.15% at June 30, 2008.
--  Pre-tax operating income for the quarter, excluding goodwill impairment, provision for loan loss, non-cash impairment charges on securities, and other nonrecurring items, decreased 12.8% from second quarter 2008 due to lower net interest income and higher noninterest expenses.
--  Loans decreased $50.5 million, or 5.0%, from year-end 2008 and deposits decreased $15.1 million, or 1.4%, in the same timeframe.
    Liquidity improved as in-market deposits increased $37.4 million, or 4.0%, primarily as a result of an increase in certificates of deposit and money market accounts.  Wholesale funding decreased $116.5 million, or 54.2%, as
    $52.5 million in maturing brokered certificates of deposit and $64.0 million in FHLB advances were not replaced.
--  The net interest margin was 3.27%, decreasing 15 basis points from
    3.42% recorded in the first quarter 2009 and 7 basis points from 3.34%
    recorded in the second quarter 2008.

Securities

Investment securities at June 30, 2009 decreased $26.8 million, or 10.6%, to $225.8 million from December 31, 2009. An unrealized loss of approximately $4.6 million associated with all available-for-sale securities has been recorded, on an after-tax basis, through stockholders' equity as a component of other comprehensive income.

At quarter-end, the Company held nine pooled trust preferred collateralized debt obligations ("CDOs") with a total book value of $19.5 million (after second quarter 2009 impairment). The investments in CDOs receive principal and interest payments from several pools of subordinated capital debentures. The Company concluded that three CDOs, which had an aggregate cost basis before impairment of $12.5 million, were other than temporarily impaired, resulting in a $4.5 million before-tax reduction in earnings. This determination, which was based on the Company's analysis in accordance with U.S. Generally Accepted Accounting Principles, was due to a significant adverse change in estimated cash flows from these securities, which resulted from a significant amount of deferrals/defaults occurring in the second quarter of 2009, continued declines in value and downgrades of these securities by the rating agencies.

Management has determined that the remaining $11.5 million of CDOs is deemed to be only temporarily impaired at quarter-end. An unrealized loss of approximately $6.0 million associated with all CDOs has been recorded, on an after-tax basis, through stockholders' equity as a component of other comprehensive income.

The Company also recorded a $0.2 million impairment charge for one collateralized mortgage obligation security, with an aggregate cost of $1.9 million before charge. The deterioration in this security was largely the result of increased delinquencies on home mortgages within this pool, which implied the excess collateral might be fully depleted with some loss to the tranches.

Should the economic climate deteriorate from current levels, the securities underlying credits may experience repayment difficulty, and the level of deferrals and defaults could increase requiring additional impairment charges on securities in future quarters. The Company does not hold any securities containing sub-prime mortgages or any Fannie Mae or Freddie Mac equities.

Loans

During the first six months of 2009, gross loans decreased $50.5 million, or 5.0%, to $953.9 million through a combination of normal attrition, pay-downs, and loan charge-offs. Due to economic conditions, the number of loan applications are decreasing and many borrowers are trying to reduce the amount of debt they have outstanding in order to reduce their interest expense.

As of June 30, 2009, the Company had 17.6% of its total loan portfolio invested in land development and construction loans and 41.3% invested in commercial real estate (excluding land development and construction).

The Company does not have any material direct exposure to sub-prime loan products as it has focused its real estate lending activities on providing traditional loan products to relationship borrowers in locally known markets.

Deposits and Liquidity

The Company remains focused on growing deposits by leveraging opportunities to deepen existing customer relationships and develop new long-term relationships. During the first six months of 2009, total deposits decreased $15.1 million, or 1.4%, to $1.034 billion. In-market deposits increased $37.4 million, or 4.0%, primarily as result of an increase in certificates of deposit and money market accounts. Wholesale funding decreased $116.5 million, or 54.2%, as $52.5 million in maturing brokered certificates of deposit and $64.0 million in FHLB advances were not replaced. Non-interest bearing deposits were 11.2% of total deposits at June 30, 2009 as compared to 11.3% recorded at December 31, 2008.

Credit Quality and Allowance for Loan Loss

Total nonperforming assets were $81.3 million, or 6.19% of total assets, at June 30, 2009. This included $67.1 million of nonaccrual loans, $0.6 million in troubled debt restructures and $13.6 million of foreclosed assets and repossessed real estate. Nonperforming loans (nonaccrual, 90 days past due, and troubled debt restructures) increased $57.4 million, or 556.6%, from December 31, 2008 and $52.3 million or 337.8% from March 31, 2009. The level of nonperforming loans to end of period loans was 7.10% as of June 30, 2009 as compared to 1.03% as of December 31, 2008 and 1.57% as of March 31, 2009. As a result of the increase in nonperforming loans, the allowance to nonperforming loan coverage ratio decreased to 39.7% in the second quarter from 145.5% during the fourth quarter 2008 and 103.5% from the first quarter 2009.

The increase in nonperforming loans was concentrated in land development, construction and commercial real estate credits as a result of the deterioration of general economic conditions, the ongoing implementation of action plans on previously identified relationships, and the identification of several additional deteriorating relationships. The increase was concentrated in our commercial real estate portfolio and largely related to the following credits that are dependent on the housing industry:

--  The largest, a $13.4 million loan to a land development company that has been negatively affected by the real estate downturn. This loan is secured by 165 developed and partially developed residential lots, as well as two display homes.  Lots continue to be sold, but at a substantially slower pace than originally anticipated.
--  An $11.3 million loan relationship with a retailer and operator of recreational facilities has been negatively affected by the economy.
    Developed real estate and recreational facilities make up the bulk of the collateral value.
--  A $10.9 million loan relationship with a land development company. The
    Bank and borrower are currently negotiating a consent foreclosure. The loans are secured by 169 acres of raw land held for commercial and residential development.
--  A $5.0 million loan relationship with a residential building company.
    The loans are secured by two display homes, a spec home, a pre-sold home in the process of completion, and three partially complete spec homes.
--  A $4.6 million loan relationship with a land development company. The loans are secured by a display home, a spec home, a senior lien on the residential lots, as well as junior liens on lots in another development and the guarantor's principal residence.

Nonaccrual real estate construction loans comprised 55.0% of total nonaccrual loans at June 30, 2009. Additionally, 91.1% of total nonaccrual loans at June 30, 2008 represented loans to 15 borrowers.

At June 30, 2009, the Company increased its allowance for loan losses to $26.9 million, an increase of $11.9 million from December 31, 2008 and $15.4 million from June 30, 2008. The allowance for loan losses represented 2.82% of total loans outstanding at June 30, 2009, compared to 1.50% at December 31, 2008 and 1.15% at June 30, 2008. Net charge offs totaled $2.2 million during second quarter 2009, compared to $1.2 million in first quarter 2009 and $0.5 million in second quarter 2008.

The provision for loan losses for second quarter 2009 was $13.1 million, compared to $2.2 million and $0.9 million for first quarter 2009 and second quarter 2008, respectively. The second quarter 2009 provision for loan loss was driven by higher levels of nonperforming loans, declining real estate values on collateral for certain impaired credits where either new appraisals dictated further impairment charges of collateral-dependent loans or where other loans became totally collateral-dependent and were written down to the collateral value, and adverse risk rating changes.

Management continues to diligently monitor the loan portfolio, paying particular attention to borrowers with residential real estate exposure. While the majority of these relationships are performing, the economic outlook for this industry will likely remain extremely challenging throughout 2009 and into 2010. Should the economic climate continue to deteriorate from current levels, more borrowers may experience repayment difficulty, and the level of nonperforming loans, charge-offs and delinquencies will rise requiring further increases in the provision for loan losses.

Goodwill Charge

U.S. Generally Accepted Accounting Principles requires companies to perform an annual test for goodwill impairment. The Company performed its last annual goodwill impairment test as of December 31, 2008. Results for that test indicated no impairment since the fair value of the reporting unit exceeded the carrying value. Due primarily to the deterioration in the general economic environment, the resulting decline in the Company's share price and market capitalization in the second quarter, and in conjunction with the decline in earnings and increase in nonperforming loans, the Company recorded a non-cash charge of $8.5 million for impairment of goodwill recorded at Centrue Bank, in accordance with Statement of Financial Accounting Standards 142 "Goodwill and Other Intangible Assets."

This non-cash impairment charge has no effect on liquidity, cash flows, operations, tangible book value, or regulatory capital ratios at Centrue Bank or Centrue Financial Corporation. The impairment charge represents 35.0% of the $24.3 million in total goodwill (prior to impairment charge being taken) and the net goodwill after the impairment is now $15.9 million. The goodwill was primarily associated with the November 2006 merger of Centrue Financial Corporation and UnionBancorp, Inc.

Net Interest Margin

The net interest margin, on a tax-equivalent basis, was 3.27% for the second quarter 2009, representing decreases of 15 basis points from 3.42% recorded in the first quarter 2009 and 7 basis points from 3.34% reported in the second quarter 2008. Over the past four quarters, declining loan yields outpaced the decline in funding costs, reducing both net interest spread and margin compared with the second quarter 2008. Due largely to continued competition in pricing loans and deposits, the protracted economic downturn, the increase of nonaccrual loans, and the Company's interest rate sensitivity, the margin will likely remain under pressure throughout 2009 and into 2010.

Additionally, downward pressure on the net interest margin and interest income lost due to non-accrual loans and loans charged-off led to a $0.3 million decline in tax-equivalent net interest income in the second quarter of 2009, as compared to the same period in 2008.

Noninterest Income and Expense

Total noninterest income for the second quarter of 2009 was $(0.9) million, a decline of $5.2 million, compared to $4.3 million reported in the same period in 2008. Excluding the $4.7 million impairment charge taken on securities, noninterest income decreased $0.5 million, or 11.6%. This decrease largely stems from reduced consumer spending and the impact on overdraft fees. Further, trust and brokerage fees declined resulting from the impact of selling the wealth management business lines in late 2008. These decreases were partially offset by an increase in revenue from the mortgage banking business as refinancing activity increased due to the favorable interest rate environment.

Total noninterest expense for the second quarter 2009 was $18.3 million, an increase of $9.1 million, compared to $9.2 million recorded during the same period in 2008. Results for the quarter included an $8.5 million non-cash goodwill impairment charge and a $0.6 million special FDIC insurance premium assessment imposed on all financial institutions in the second quarter 2009 in order to restore the Deposit Insurance Fund. Excluding the goodwill impairment charge and the FDIC special assessment, total noninterest expense for the second quarter 2009 remained relatively unchanged in comparison to the same period of 2008.

Cost savings were experienced in salaries and benefits due to staffing reductions and suspension of bonus and incentive compensation plans and occupancy and equipment expense due to the realization of cost savings from the sale of four branches in the first half of 2008. These savings were partially offset by increases in recurring FDIC premiums, legal fees in connection with the higher volume of nonperforming loans, and data processing and telephone costs.

In light of the pre-tax loss of $22.6 million, the Company recorded a second quarter 2009 income tax benefit of $6.3 million. It should be noted that $6.5 million of the goodwill impairment charge of $8.5 million was not deductible for income tax purposes.

Capital Management

In an effort to bolster the Company's capital and liquidity positions, the Board has elected to temporarily defer interest expense payments on all $20.2 million in outstanding junior subordinated debentures related to the Company's trust preferred securities. The terms of the junior subordinated debentures and the trust documents allow the Company to defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. The Company will also suspend regularly scheduled dividend payments on its common stock and defer regularly scheduled dividend payments on the $0.5 million in principal outstanding on Series A convertible preferred stock (aggregate liquidation preference of $2.8 million), the $0.3 million principal outstanding Series B mandatory redeemable preferred stock and $29.9 million in principal outstanding Series C fixed rate, cumulative perpetual preferred stock (aggregate liquidation preference of $32.7 million). By taking these actions, the Company expects to save approximately $2.8 million in annual cash payments. Though the Company currently has sufficient capital and liquidity to satisfy regulatory requirements, this action will allow further preservation of already strong positions.

As of June 30, 2009, the Company was considered "well-capitalized" for regulatory purposes. The following table presents the capital ratios for Centrue:

                                                                  Well
                                       Dec 31,      Jun 30,    Capitalized
                                         2008         2009      Thresholds
                                     -----------  -----------  -----------
Current balance ($ millions):
  Total risk-based capital           $     128.8  $     155.2
  Tier 1 risk-based capital          $     105.6  $     131.5
  Tangible common equity             $      81.8  $      74.0

Capital ratios:
  Total risk-based capital                 12.18%       14.29%        10.0%
  Tier 1 risk-based capital                 9.99%       12.11%         5.0%
  Leverage ratio                            8.10%        9.93%         5.0%
  Tangible common equity                    5.99%        5.75%          NA

About the Company

Centrue Financial Corporation is a regional financial services company headquartered in St. Louis, Missouri and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.

Further information about the Company is available at its website at: http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

--  Unaudited Highlights
--  Unaudited Consolidated Balance Sheets
--  Unaudited Consolidated Statements of Income
--  Unaudited Selected Quarterly Consolidated Financial Data

Centrue Financial Corporation
Unaudited Highlights
(In Thousands, Except Share Data)

                              Three Months Ended       Six Months Ended
                                   June 30,                June 30,
                            ----------------------  ----------------------
                               2009        2008        2009        2008
                            ---------   ----------  ---------   ----------
Operating Highlights
  Net income (loss)         $ (16,215)  $    2,705  $ (15,150)  $    5,150
  Return on average total
   assets                       (4.82)%       0.80%     (2.23)%       0.76%
  Return on average
   stockholders' equity        (45.09)        9.26     (20.97)        8.74
  Net interest margin            3.27         3.34       3.35         3.29
  Efficiency ratio              74.02        64.76      68.85        68.85

Per Share Data

  Diluted earnings (loss)
   per common share         $   (2.77)  $     0.44  $   (2.66)  $     0.83
  Book value per common
   share                    $   16.25   $    19.26  $   16.25   $    19.26
  Tangible book value per
   common share             $   12.25   $    13.48  $   12.25   $    13.48
  Diluted weighted average
   common shares
   outstanding              6,028,471    6,048,920  6,028,097    6,068,612
  Period end common shares
   outstanding              6,043,176    6,028,491  6,043,176    6,028,491

Stock Performance Data

  Market price:
    Quarter end             $    4.43   $    11.04  $    4.43   $    11.04
      High                  $    6.89   $    19.90  $    6.95   $    22.94
      Low                   $    4.07   $    11.03  $    2.76   $    11.03
  Period end price to book
   value                        27.26%       57.32%     27.26%       57.32%
  Period end price to
   tangible book value          36.16%       81.90%     36.16%       81.90%

Centrue Financial Corporation
Unaudited Consolidated Balance Sheets
(In Thousands, Except Share Data)

                                                    June 30,   December 31,
                                                      2009         2008
                                                  -----------  -----------
ASSETS
  Cash and cash equivalents                       $    37,638  $    35,014
  Securities available-for-sale                       215,094      241,851
  Restricted securities                                10,711       10,711
  Loans                                               953,894    1,004,390
  Allowance for loan losses                           (26,894)     (15,018)
                                                  -----------  -----------
    Net loans                                         927,000      989,372
  Cash value of life insurance                         28,432       27,917
  Mortgage servicing rights                             2,943        2,890
  Premises and equipment, net                          31,035       32,376
  Goodwill                                             15,880       24,494
  Intangible assets, net                                8,281        9,088
  Other real estate                                    13,582       12,723
  Other assets                                         22,933       15,445
                                                  -----------  -----------

    Total assets                                  $ 1,313,529  $ 1,401,881
                                                  ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Deposits
      Non-interest-bearing                        $   116,089  $   118,745
      Interest-bearing                                918,027      930,475
                                                  -----------  -----------
        Total deposits                              1,034,116    1,049,220
    Federal funds purchased and securities sold
      Under agreements to repurchase                   29,620       46,306
    Federal Home Loan Bank advances                    76,270      140,285
    Notes payable                                      10,880       19,826
    Series B mandatory redeemable preferred stock         268          268
    Subordinated debentures                            20,620       20,620
    Other liabilities                                  10,388        9,448
                                                  -----------  -----------
      Total liabilities                             1,182,162    1,285,973

  Stockholders' equity
    Series A convertible preferred stock                  500          500
    Series C preferred stock                           29,881            -
    Common stock                                        7,454        7,454
    Surplus                                            74,660       71,488
    Retained earnings                                  45,655       62,476
    Accumulated other comprehensive income (loss)      (4,587)      (3,590)
                                                  -----------  -----------
                                                      153,563      138,328
    Treasury stock, at cost                           (22,196)     (22,420)
                                                  -----------  -----------
      Total stockholders' equity                      131,367      115,908

        Total liabilities and stockholders’
         equity                                   $ 1,313,529  $ 1,401,881
                                                  ===========  ===========

Centrue Financial Corporation
Unaudited Consolidated Statements of Income
(In Thousands, Except Share Data)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------- ---------------------
                                  2009       2008       2009       2008
                                ---------  ---------- ---------  ----------
Interest income
  Loans                         $  13,573  $   15,974 $  27,762  $   33,268
  Securities
    Taxable                         2,151       2,106     4,656       4,581
    Exempt from federal income
     taxes                            308         355       625         713
  Federal funds sold and other         16          25        27          80
                                ---------  ---------- ---------  ----------
    Total interest income          16,048      18,460    33,070      38,642

Interest expense
  Deposits                          5,332       7,026    10,938      15,366
  Federal funds purchased and
   securities sold under
   agreements to repurchase            33         153        72         486
  Federal Home Loan Bank
   advances                           570         776     1,113       1,948
  Series B mandatory redeemable
   preferred stock                      4          13         8          25
  Subordinated debentures             274         250       564         634
  Notes payable                       119         238       281         476
                                ---------  ---------- ---------  ----------
    Total interest expense          6,332       8,456    12,976      18,935

Net interest income                 9,716      10,004    20,094      19,707
Provision for loan losses          13,064         866    15,299       1,632
                                ---------  ---------- ---------  ----------
Net interest income (loss)
 after provision for loan losses   (3,348)      9,138     4,795      18,075

Noninterest income
  Service charges                   1,599       1,875     3,056       3,511
  Mortgage banking income             811         389     1,509         835
  Bank owned life insurance           259         254       515         506
  Securities gains                    232           -       246         848
    Total other-than-temporary
     impairment losses            (10,082)          -   (11,290)          -
  Portion of loss recognized in
   other comprehensive income
   (before taxes)                   5,373           -     5,373           -
                                ---------  ---------- ---------  ----------
    Net impairment on securities   (4,709)          -    (5,917)          -
  Gain on sale of OREO                 29         142        36         238
  Gain on sale of other assets         15         629       108       1,111
  Other income                        823       1,003     1,549       2,181
                                ---------  ---------- ---------  ----------
                                     (941)      4,292     1,102       9,230
Noninterest expenses
  Salaries and employee benefits    4,322       4,493     8,448       9,322
  Occupancy, net                      905         919     1,770       1,957
  Furniture and equipment             564         624     1,124       1,406
  Marketing                           205         315       388         551
  Supplies and printing               117          99       236         230
  Telephone                           297         201       490         442
  Data processing                     392         231       762         534
  FDIC insurance                    1,094          45     1,339          75
  Goodwill impairment               8,451         297     8,451         694
  Amortization of intangible
   assets                             394         478       807         990
  Other expenses                    1,524       1,519     3,327       3,336
                                ---------  ---------- ---------  ----------
                                   18,265       9,221    27,142      19,537

Income (loss) before income
 taxes                            (22,554)      4,209   (21,245)      7,768
Income taxes (benefit)             (6,339)      1,504    (6,095)      2,618
                                ---------  ---------- ---------  ----------
    Net income (loss)           $ (16,215) $    2,705 $ (15,150) $    5,150
                                =========  ========== =========  ==========

Preferred stock dividends             460          52       875         104
                                ---------  ---------- ---------  ----------
Net income (loss) for common
 stockholders                   $ (16,675) $    2,653 $ (16,025) $    5,046
                                =========  ========== =========  ==========

Basic earnings (loss) per
 common share                   $   (2.77) $     0.44 $   (2.66) $     0.84
                                =========  ========== =========  ==========
Diluted earnings (loss) per
 common share                   $   (2.77) $     0.44 $   (2.66) $     0.83
                                =========  ========== =========  ==========

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

                                      Quarters Ended
                ----------------------------------------------------------
                 06/30/09    03/31/09    12/31/08    09/30/08    06/30/08
                ---------   ----------  ---------   ----------  ----------
Statement of
 Income
 Interest
  income        $  16,048   $   17,022  $  17,045   $   17,831  $   18,460
 Interest
  expense          (6,332)      (6,644)    (7,160)      (7,849)     (8,456)
                ---------   ----------  ---------   ----------  ----------
 Net interest
  income            9,716       10,378      9,885        9,982      10,004
 Provision for
  loan losses      13,064        2,235      5,225        1,225         866
                ---------   ----------  ---------   ----------  ----------
 Net interest
  income after
  provision for
  loan losses      (3,348)       8,143      4,660        8,757       9,138
 Noninterest
  income             (941)       2,043        585        3,594       4,292
 Noninterest
  expense          18,265        8,877      8,086        8,122       9,221
                ---------   ----------  ---------   ----------  ----------
 Income (loss)
  before income
  taxes           (22,554)       1,309     (2,841)       4,229       4,209
 Provision
  (benefit) for
  income taxes     (6,339)         244     (1,282)       1,430       1,504
                ---------   ----------  ---------   ----------  ----------
 Net income
  (loss)        $ (16,215)  $    1,065  $  (1,559)  $    2,799  $    2,705
                =========   ==========  =========   ==========  ==========
 Net income
  (loss) on
  common stock  $ (16,675)  $      650  $  (1,610)  $    2,747  $    2,653
                =========   ==========  =========   ==========  ==========

Per Share
 Basic earnings
  (loss) per
  common share  $   (2.77)  $     0.11  $   (0.27)  $     0.46  $     0.44
 Diluted
  earnings
  (loss) per
  common share      (2.77)        0.11      (0.27)        0.46        0.44
 Cash dividends
  on common stock    0.01         0.07       0.14         0.14        0.14
 Dividend payout
  ratio for
  common stock         NM        64.92%        NM        30.72%      31.81%
 Book value per
  common share  $   16.25   $    18.82  $   19.14   $    19.53  $    19.26
 Tangible book
  value per
  common share  $   12.25   $    13.35  $   13.57   $    12.95  $    13.48
 Basic weighted
  average
  common shares
  outstanding   6,027,306    6,028,491  6,028,491    6,028,491   6,027,168
 Diluted
  weighted
  average
  common shares
  outstanding   6,028,471    6,028,491  6,028,491    6,030,147   6,048,920
 Period-end
  common shares
  outstanding   6,043,176    6,028,491  6,028,491    6,028,491   6,028,491

Balance Sheet
 Securities     $ 225,805   $  232,983  $ 252,562   $  215,960  $  214,534
 Loans            953,894      985,464  1,004,390      973,933   1,003,689
 Allowance for
  loan losses      26,894       16,010     15,018       11,461      11,542
 Assets         1,313,529    1,370,363  1,401,881    1,342,182   1,373,548
 Deposits       1,034,116    1,068,453  1,049,220    1,008,725   1,010,723
 Stockholders'
  equity          131,367      146,647    115,908      118,248     116,607

Earnings Performance
 Return on
  average total
  assets            (4.82)%       0.31%     (0.46)%       0.83%       0.80%
 Return on
  average
  stockholders'
  equity           (45.09)        2.93      (5.26)        9.64        9.26
 Net interest
  margin ratio       3.27         3.42       3.33         3.37        3.34
 Efficiency
  ratio (1)         74.02        63.82      60.71        58.85       64.76

Asset Quality
 Nonperforming
  assets to total
  end of period
  assets             6.19%       2.06%       1.64%        1.87%       1.76%
 Nonperforming
  loans to
  total end of
  period loans       7.10         1.57       1.03         1.28        1.97
 Net loan
  charge-offs
  to total
  average loans      0.22         0.12       0.17         0.13        0.05
 Allowance for
  loan losses
  to total end
  of period
  loans              2.82         1.62       1.50         1.18        1.15
 Allowance for
  loan losses
  to nonperforming
  loans             39.70       103.47     145.55        91.78       58.27
 Nonperforming
  assets        $  81,328   $   28,245  $  23,041   $   24,932  $   24,125
 Net
  charge-offs       2,180        1,243      1,668        1,306         545

Capital
 Total
  risk-based
  capital ratio     14.29%       13.99%     12.18%       11.70%      11.17%
 Tier 1
  risk-based
  capital           12.11        11.88       9.99         9.70        9.42
 Tier 1
  leverage
  ratio              9.93        10.26       8.10         8.30        7.93
 Tangible
  common equity
  to tangible
  assets             5.75         6.01       5.99         6.00        6.00
 Average equity
  to average
  assets            10.69        10.60       8.82         8.63        8.61
                ---------   ----------  ---------   ----------  ----------

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

Contact:
Thomas A. Daiber
President and
Chief Executive Officer
Centrue Financial Corporation
tom.daiber@centrue.com

Kurt R. Stevenson
Senior Executive Vice President
and Chief Financial Officer
Centrue Financial Corporation
kurt.stevenson@centrue.com